EXHIBIT 99.1
Reminder:  Conference Call Today at 2:30 ET, Dial In 866-244-4517 (ID#1250210)

FOR IMMEDIATE RELEASE

CardioTech International Reports Fiscal 2008 Results

Restructuring Completed in 4th Quarter for Rebranding Launch Early in Fiscal 2009

WILMINGTON, Mass., June 25, 2008. CardioTech International, Inc. (AMEX: CTE),  a leading developer and manufacturer of advanced biomaterials for a broad range of medical devices, today reported financial results for the fiscal fourth quarter and year ended March 31, 2008.  The Company’s financial condition and results of operations, which are based on the Company’s continuing operations, exclude the financial condition and results of Gish Biomedical, Inc. and Catheter and Disposables Technology, Inc. (“CDT”), both former wholly-owned subsidiaries the Company, which were sold during the fiscal year ended March 31, 2008.

Fiscal 2008 & Recent Highlights:

•	The Company sold two businesses that generated operating losses of approximately $2.0 million in fiscal 2008;

•	Royalties and development fees increased by 24% to $1.9 million; and

•	In June 2008, the Company launched AdvanSource Biomaterials Corporation to better reflect its strategic marketing mission.

For the fiscal year ended March 31, 2008, revenues were $3.2 million as compared to $2.3 million in fiscal 2007.  The Company reported a net loss of $6.1 million for the year ended March 31, 2008, or $0.30 per basic and diluted share, as compared to a net loss of $3.0 million, or $0.15 per basic and diluted share, a year earlier.  The fiscal 2008 net loss from continuing operations was $2.2 million compared to $1.9 million in the year-earlier period.  Included in the fiscal 2008 net loss was $3.8 million, or $0.19 per basic and diluted share from discontinued operations, comprised of a $2.0 million loss from discontinued operations and a $1.9 million loss on the sale of Gish and CDT.  Included in the fiscal 2007 net loss was $1.1 million, or $0.05 per basic and diluted share, from discontinued operations.

Commenting on CardioTech’s performance, President and CEO Michael Adams said:  “In fiscal 2008, the sale of two divisions that did not fit our new business model laid the foundation for the launch of our AdvanSource Biomaterials brand early in fiscal 2009. We now have a singular focus on our core competency -- developing advanced biomaterials that incorporate characteristics critical to a broad range of medical devices and anatomical sites. We applied resources for substantial investment in sales and marketing talent, as well as facility improvements that began to bear fruit in the fourth quarter of fiscal 2008 with product sales more than doubling to $497,000.”

The increase in CardioTech’s net loss from continuing operations for fiscal 2008 is due to several factors. While gross margin grew, driven by a 24% increase in royalties and development fees, the gain was offset by an increase in selling, general and administrative expenses. The growth of selling, general and administrative expenses is attributable, in part, to incremental legal, professional and recruiting fees; the appointment of the Company’s first-time Global Sales Director for materials science; significant expansion of marketing and branding initiatives; and fees incurred in connection with Sarbanes-Oxley compliance.  During fiscal 2008, the Company made a substantial investment in infrastructure and systems improvements.

The Company’s cash and cash equivalents balance at March 31, 2008 was $6.7 million, which compares with a balance of $4.1 million as of March 31, 2007.  Working capital was $6.2 million as of March 31, 2008.

“With the recent launch of AdvanSource Biomaterials , we are showcasing  the broad scope of our leading edge technology, including products such as ChronoFlex®, HydroMed™, and HydroThane™, which have been developed to overcome a wide range of design and functional challenges. Our new antimicrobial extension lines compliment the ChronoFlex® and HydroMed™ product families.  Through proprietary manufacturing techniques, our technologically advanced antimicrobial material reduces the potential for foreign body patient infections and is less susceptible to bacterial growth and biofilm formations,” Mr. Adams concluded.

The Company received Ministry of Health approval for a second site and a second graft size in April and May respectively for the CardioPass™ European clinical trial, which is continuing. Following the approval of the second graft size for the Company’s synthetic coronary bypass graft, CardioTech submitted the necessary application for an export license for the 4mm graft and is awaiting approval from the FDA.

CONFERENCE CALL & REPLAY INFORMATION

CardioTech will host a conference call with investors at 2:30 p.m., ET on Wednesday, June 25, 2008 to discuss its fiscal fourth quarter and year end 2008 financial results. Participants should dial-in (866) 244-4517 Conference ID# 1250210 or (703) 639-1169 outside the U.S. Please dial-in 10 minutes before the call is scheduled to begin.

A replay will be available approximately 2 hours after the conference call ends for a period of two weeks at 888-266-2081 reference # 1250210 or 703-925-2533 outside the U.S.

About CardioTech International:

Through its newly formed AdvanSource Biomaterials Corporation subsidiary, CardioTech develops advanced polymer materials which provide critical characteristics in the design and development of medical devices. The Company’s biomaterials are used in devices that are designed for treating a broad range of anatomical sites and disease states.  The Company’s business model leverages its proprietary materials science technology and manufacturing expertise in order to expand its product sales and royalty and license fee income.  CardioTech is conducting a clinical trial for regulatory approval in Europe for its CardioPass™ synthetic coronary bypass graft. More information about CardioTech is available at its new website: www.advbiomaterials.com

Forward-Looking Statements:
CardioTech believes that this press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties.  Such statements are based on management’s current expectations and are subject to risks and uncertainties that could cause results to differ materially from the forward-looking statements.  For further information on such risks and uncertainties, you are encouraged to review CardioTech’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K/A for the fiscal year ended March 31, 2007 and its Quarterly Reports on Form 10-Q for the periods ended June 30, 2007,  September 30, 2007 and December 31, 2007.  CardioTech assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

For Further Information Contact:

Eric Walters	Sylvia Dresner
Vice President & Chief Financial Officer	Senior Vice President
CardioTech International, Inc.	VMW Corporate & Investor Relations
978-657-0075	212-616-6161
info@advbiomaterials.com	info@vmwcom.com

(FINANCIAL TABLES FOLLOW)

CardioTech International, Inc.
Consolidated Statements of Operations
(In thousands, except per share amounts)
(unaudited)

	For The Three Months Ended March 31,		For The Years Ended March 31,
	2008	2007	2008	2007
Revenues:
Product sales	$497	$222	$1,283	$717
Royalties and development fees	518	615	1,924	1,558
	1,015	837	3,207	2,275
Cost of sales	415	249	1,257	629
Gross margin	600	588	1,950	1,646
Operating expenses:
Research, development and regulatory	222	267	999	769
Selling, general and administrative	1,038	667	3,408	2,598
	1,260	934	4,407	3,367
Loss from operations	(660)	(346)	(2,457)	(1,721)
Interest and other income and expense:
Interest income	40	14	215	70
Other income, net	-	-	-	19
Other income, net	40	14	215	89
Equity in net loss of CorNova, Inc.	-	-	-	(279)
Net loss from continuing operations	(620)	(332)	(2,242)	(1,911)
Loss from discontinued operations	(385)	(247)	(1,985)	(1,051)
Loss on sale of Gish and CDT	(690)	-	(1,863)	-
Net loss from discontinued operations	(1,075)	(247)	(3,848)	(1,051)
Net loss	$(1,695)	$(579)	$(6,090)	$(2,962)
Net loss per common share, basic and diluted:
Net loss per share, continuing operations	$(0.03)	$(0.02)	$(0.11)	$(0.10)
Net loss per share, discontinued operations	(0.05)	(0.01)	(0.19)	(0.05)
Net loss per common share, basic and diluted	$(0.08)	$(0.03)	$(0.30)	$(0.15)
Shares used in computing net loss per common share, basic and diluted	21,067	19,957	20,459	19,859

CardioTech International, Inc.
Consolidated Balance Sheets
(In thousands, except share and per share amounts)
(unaudited)

	March 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$6,733	$4,066
Accounts receivable-trade, net of allowance of $6 and $5 as of March 31, 2008 and 2007, respectively	46	142
Accounts receivable-other	480	553
Inventories	149	109
Prepaid expenses and other current assets	149	112
Current assets held for sale	-	7,759
Total current assets	7,557	12,741
Property, plant and equipment, net	3,339	2,854
Goodwill	487	487
Other assets	178	3
Investment in CorNova, Inc.	-	-
Non-current assets held for sale	-	1,816
Total assets	$11,561	$17,901

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$370	$253
Accrued expenses	698	202
Deferred revenue	148	158
Current liabilities held for sale	-	2,325
Current liabilities of discontinued operations	149	-
Total current liabilities	1,365	2,938
Non-current liabilities held for sale	-	116
Commitments and contingencies	-	-
Stockholders' equity:
Preferred stock; $.001 par value; 5,000,000 shares authorized; 500,000 shares issued and none outstanding as of March 31, 2008 and 2007, respectively	-	-
Common stock; $.001 par value; 50,000,000 shares authorized; 21,067,313 and 20,031,650 shares issued and outstanding as of March 31, 2008 and 2007, respectively	21	20
Additional paid-in capital	38,566	37,128
Accumulated deficit	(28,391)	(22,301)
Total stockholders' equity	10,196	14,847
Total liabilities and stockholders' equity	$11,561	$17,901